EXHIBIT 99.1

[Republic Bancorp Inc. Letterhead]

July 22, 2003

[Name & Address of Director or Executive Officer]

Re:  Notice of Blackout Period

On July 16, 2003, pursuant to Section 101(i) of the Employment Retirement Income Security Act of 1974 and 29 CFR §2520.101-3, Republic Bancorp Inc. was notified by the plan administrator and trustee of its tax deferred savings (401(k)) plan that as a result of certain servicing enhancements to that plan there would be a blackout period during which plan participants will be temporarily unable to direct or diversify their investments under the plan, obtain a loan from the plan, or obtain a distribution from the plan.

The blackout period is expected to begin on August 15, 2003 at 10:30 a.m. CDT and end on August 27, 2003 at 8:00 a.m. CDT. (the “Blackout Period”).

Under Section 306(a) of the Sarbanes-Oxley Act of 2003 and Securities and Exchange Commission regulations, each director and executive officer of a public company is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of the issuer subject to the blackout if he or she acquired the equity security in connection with his or her service or employment as a director or executive officer. Consequently, during the Blackout Period, you may not purchase, sell or otherwise transfer or acquire any equity securities of the Company (or exercise any options or warrants) that you acquired in connection with your service as a director or executive officer of Republic Bancorp Inc.

The foregoing prohibition is in addition to the restrictions on trading activity under Republic Bancorp Inc.’s insider trading policy.

It is important to note that any security of Republic Bancorp Inc. that you purchase, sell or otherwise transfer during the Blackout Period will be automatically treated as acquired in connection with your service or employment with Republic Bancorp Inc. unless you establish that the securities were acquired from another source and that such identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting purposes.

If you have any questions regarding this notice, then you should contact me at Republic Bancorp Inc., 1070 East Main Street, Owosso, Michigan 48867; telephone: 989-725-7337.

Sincerely,

Thomas F. Menacher
Executive Vice President, Treasurer and Chief Financial Officer